Exhibit 11.1

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS
FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD. (the “Company”)

As revised and adopted by the Board of Directors (the “Board”) on June 20, 2024

PURPOSE

1.1 This Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors (the “Board”) of Foremost Lithium Resource & Technology LTD. (the “Company”) and is intended to document the principles of conduct and ethics to be followed by directors (the “Directors”), officers and employees of the Company and its subsidiaries.

1.2 This Code sets out responsibilities, policies and procedures, in conjunction with any reports that are made pursuant to the Code or other incidents, as specified below. The Code governs the reporting and investigation of allegations of suspected improper activities in respect of accounting, internal controls or auditing matters, violations of law and general violations of the Code. It is the responsibility of all Directors, officers and employees to report violations or suspected violations in accordance with the Code. For the purposes of this Code, “employees” mean employees of the Company, including employees of subsidiaries of the Company.

1.3 The Code embodies the commitment of the Company to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the securities regulatory authorities and in other public communications made by Company, compliance with applicable laws, accountability for adherence to this Code and to foster the Company’s culture of honesty and accountability.

1.4 The Code requires every officer, Director and employee to observe high standards of business and personal ethics as they carry out their duties and responsibilities. The Company expects all of its representatives to adhere to the Code and all of the Company’s other policies and to report any suspected violations. Violations of this Code are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution.

1.5 For the purpose of this Code, the Company’s Board Chair and Chief Executive Officer (the "CEO") shall be such party as may be designated by the Board of Directors from time to time.

1.6 This Code outlines a framework of guiding principles. As with any statement of policy, the exercise of judgment is required in determining the applicability of this Code to each individual situation.

1.7 The Code also outlines a framework for reporting violations or suspected violations of the Code to ensure that suspected violations of the Code are reported to the appropriate levels of management, the Audit Committee and the Board.

1.8 It is the responsibility of every Company employee, officer and Director to read and understand the Code. Individuals must comply with the Code in both letter and spirit. Ignorance of the Code will not excuse individuals from its requirements. The Company may also request those of its consultants or business partners as are designated by the Board and the CEO to read, understand and comply with the Code.

2. STANDARDS OF COMPLIANCE

2.1 Initial Distribution of Code

(a) Current employees, officers and Directors will receive a copy of the Code promptly after its adoption.

(b) Future employees, officers and Directors will receive a copy of the Code at the time of hiring and are required to confirm their compliance with, and knowledge of, the Code and sign the attached certificate evidencing the same.

(c) For current/future consultants, contractors and business partners of the Company who are designated by the Board or the CEO as being required to comply with the Code, they will be provided a copy of the Code promptly following its adoption or, as the case may be, upon being engaged by the Company.

2.2 Initial Verification

Upon receiving a copy of this Code, current and future employees, officers and Directors of the Company, as well as applicable consultants, contractors and business partners of the Company, are required to:

(a) become thoroughly familiar with this Code and sign the certificate attached to the Code evidencing the same;

(b) resolve any doubts or questions about the Code with their supervisors or the CEO;

(c) if reporting a concern or complaint to a supervisor is not possible or advisable for some reason, then deal exclusively with the CEO;

(d) inform their supervisors and/or the CEO, as the case may be, of any existing holdings or activities that might be, or appear to be, at variance with this Code;

(e) if requested by a supervisor or the CEO, prepare written disclosure of any information relating to any concern, complaint or other matter with respect to the Code; and

(f) take steps to correct existing situations and bring holdings and activities into full compliance with this Code.

2.3 Maintaining Compliance

(a) Employees, officers and Directors of the Company, as well as applicable consultants, contractors and business partners of the Company, are responsible for maintaining their understanding of this Code.

(b) Upon request, employees, officers and Directors of the Company, as well as applicable consultants, contractors and business partners of the Company, will be required to confirm their compliance with and knowledge of the Code and sign the attached certificate evidencing the same.

(c) Supervisors are responsible for maintaining awareness on the part of employees regarding the importance of adhering to this Code and reporting deviations to management.

(d) Employees, officers and Directors must inform their supervisors or the CEO of any changes in their holdings or activities that might be, or appear to be, in non-compliance with this Code.

(e) Employees, officers and Directors must prepare written disclosure of any information relating to any concern, complaint or other matter with respect to the Code, if requested.

(f) Employees, officers and Directors must take steps to correct any such changes, if necessary, to bring holdings and activities into full compliance with this Code. Such steps will be approved, in writing, and based on the written disclosures submitted by employees, officers and Directors.

2.4 Audits of Compliance

Regular audits of the Company will include procedures to test compliance with this Code.

3. REPORTING NONCOMPLIANCE

3.1 Employees, officers and Directors of the Company, as well as applicable consultants, contractors and business partners of the Company, must immediately report any violations of this Code. Failure to do so can have serious consequences for the employees, officers or Directors and the Company.

3.2 The Company has a Complaints Procedure, as set out in Schedule “A” to this Code, which describes the mechanism for filing a complaint.

3.3 After a violation is investigated, appropriate action will be taken. Employees, officers and Directors of the Company, as well as applicable consultants, contractors and business partners of the Company, should be aware that in addition to any disciplinary action taken by the Company, violations of certain aspects of this Code may require restitution and may lead to civil or criminal action against the individuals or companies involved in the violation.

3.4 Supervisors are responsible for taking remedial steps to correct any operating procedures that may contribute to violations of this Code.

3.5 In the case of matters regarding accounting, internal accounting controls and other auditing matters, a complaint under this Code may be lodged directly with the Chair of the Audit Committee, in accordance with the Complaints Procedure.

4. STANDARDS OF CONDUCT

Compliance with Law

4.1 Each employee, officer and Director of the Company, as well as applicable consultants, contractors and business partners of the Company, must at all times comply fully with applicable laws and avoid any situation that could be perceived as improper, unethical or indicate a casual attitude towards compliance with the law.

4.2 No employee, officer or Director of the Company, and none of the applicable consultants, contractors and business partners of the Company, shall commit or condone an illegal act or instruct another employee to do so.

4.3 Employees, officers and Directors of the Company, as well as applicable consultants, contractors and business partners of the Company, are expected to be sufficiently familiar with any legislation that applies to their circumstances and shall recognize potential liabilities, seeking advice where appropriate.

4.4 When in doubt, individuals and companies subject to this Code are expected to seek clarification from their immediate supervisor or the CEO.

Conflicts of Interest

4.5 Individuals and companies subject to this Code shall avoid situations where their personal interest could conflict with, or appear to conflict with, the interests of the Company and its shareholders.

4.6 Conflicts of interest arise where an individual’s position or responsibilities with the Company present an opportunity for personal gain, apart from the normal rewards of employment, to the detriment of the Company. They also arise where an individual’s personal interests are inconsistent with those of the Company and create conflicting loyalties. Such conflicting loyalties can cause an individual to give preference to personal interests in situations where corporate responsibilities should come first. Individuals and companies subject to this Code shall perform their responsibilities to the Company (in respect of their positions or under their agreements or other obligations to the Company) on the basis of what is in the best interests of the Company and free from the influence of personal considerations and relationships.

4.7 If a potential conflict of interest arises, and the individual involved is an employee of the Company, the individual involved must immediately notify their immediate supervisor and the CEO, in writing; no further action may be taken, unless authorized in writing by the individual’s immediate supervisor and by the CEO. If such individual is an officer or Director of the Company, the Audit Committee Chair, as well as the CEO, must be immediately notified, in writing; no further action may be taken, until authorized in writing by the Audit Committee Chair and by the CEO.

4.8 The requirement of freedom from conflict of interest applies with equal force to the spouse, children and other close relatives of each employee, officer and Director.

4.9 While it is not possible to detail every situation where conflicts of interest may arise, the following policies cover the areas that have the greatest potential for conflict:

Speculation in Company Securities and Use of Inside Information

4.10 Numerous laws, both national, sub-national and local, regulate transactions in corporate securities and the securities industry. Violation of these laws may lead to civil and criminal actions against the individual and the company involved. All individuals and companies subject to this Code will take all steps to be in compliance with such laws and, in order to do so, will adhere to the Disclosure, Confidentiality and Insider Trading Policy.

Personal Financial Interest

4.11 Individuals and companies subject to this Code should avoid any outside financial interests, which might influence their corporate decisions or actions. An employee of the Company whose corporate duties bring them into business dealings with a business in which they or a member of their family has a financial interest or to which they or a member of their family has an indebtedness, or a business employing a relative or close friend, must immediately notify his or her immediate supervisor and the CEO, in writing; a transaction may not be completed, unless properly authorized, in writing, by both the employee’s immediate supervisor and the CEO, after full disclosure of the relationship in writing. An officer or Director of the Company whose corporate duties bring them into business dealings with a business in which they or a member of their family has a financial interest, or to which they or a member of their family has an indebtedness, or a business employing a relative or close friend, must immediately notify the Chair of the Audit Committee as well as the CEO; a transaction may not be completed, unless properly authorized, in writing, by both the Chair of the Audit Committee and the CEO, after full disclosure of the relationship in writing.

4.12 An employee, officer or Director may not perform work or services for an organization doing, or seeking to do, business with the Company, without appropriate prior written approval of such individual’s immediate supervisor and the CEO, in the case of an employee and of the Chair of the Audit Committee and the CEO, in the case of an officer or Director of the Company. An employee, officer or Director may not be a Director, officer, partner, contractor or consultant of an organization (other than an organization in which the Company holds an interest, or in which the Company has the right to nominate a Director, officer, partner, contractor or consultant) doing, or seeking to do, business with the Company, nor may they permit their name to be used in any way indicating a business connection with such an organization, without appropriate prior written approval of their immediate supervisor and the CEO, in the case of an employee and the Chair of the Audit Committee and the CEO in the case of an officer or Director of the Company.

4.13 An employee shall not accept for themselves, or for the benefit of any relative or friend, any payments, loans, services, favours involving more than ordinary social amenity, or gifts of more than nominal value, from any organization doing, or seeking to do, business with the Company, except in accordance with this Code and within normal business practices.

Outside Activities

4.14 Employees and officers of the Company should avoid outside activities which would impair the effective performance of their responsibilities to the Company, either because of demands on their time, or because the outside commitments can be contrary to their obligations to the Company.

Protection and Proper Use of Company Assets

4.15 All individuals and companies subject to this Code have an obligation to protect the Company’s assets, including opportunity, information and the Company’s name, and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All of the Company’s assets must be used only for legitimate business purposes and not for personal use.

Corporate Opportunities

4.16 Officers and Directors will not (a) take for themselves personally, opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property, information, or position for personal gain; or (c) compete with the Company, in a manner which conflicts with fiduciary and other duties under the Companies Law (2013 Revision) of the Cayman Islands and other applicable law. Officers and Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.17 Individuals and companies subject to this Code will not (a) take for themselves, personally, opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property, information, or position for personal gain; or (c) in the case of Employees, officers and Directors, compete with the Company, without appropriate prior written approval of such individual’s immediate supervisor and the CEO; provided that contractors, consultants and business partners of the Company are also required to observe any non-competition obligations imposed under their agreements with the Company or otherwise under professional obligations.

Fair Dealing

4.18 Directors should endeavour to deal fairly with the Company’s clients, service providers, suppliers, and employees. No Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

Competitive Practices

4.19 Management of the Company firmly believes that fair competition is fundamental to continuation of the free enterprise system. The Company complies with and supports laws of all countries, which prohibit restraints of trade, unfair practices, or abuse of economic power.

4.20 Generally, the Company will not enter into arrangements which unlawfully restrict its ability to compete with other businesses, or the ability of any other business organization to compete freely with the Company. Employees, officers and Directors are also prohibited from entering into, or even discussing, any unlawful arrangement or understanding.

4.21 These principles of fair competition are basic to all the Company’s operations. They are integral parts of the following sections that cover the Company’s dealings with suppliers and public officials.

Dealing With Suppliers

4.22 The Company is a valuable customer for many suppliers of goods, services and facilities. People who want to do business, or to continue to do business, with the Company must understand that all purchases by the Company will be made exclusively on the basis of price, quality, service and suitability to the Company’s needs.

4.23 “Kickbacks” and Rebates. Purchases of goods and services by the Company must not lead to employees, officers or Directors, or their families, receiving any type of personal kickbacks or rebates. Employees, officers or Directors, or their families, must not accept any form of “under-the-table” payment.

4.24 Receipt of Gifts and Entertainment. Even when gifts and entertainment are exchanged out of the purest motives of personal friendship, they can be misunderstood. They can appear to be attempts to bribe the Company’s employees, officers or Directors into directing business of the Company to a particular supplier. To avoid both the reality and the appearance of improper relations with suppliers or potential suppliers, the following standards will apply to the receipt of gifts and entertainment by employees, officers and Directors of the Company:

(a) Gifts

(i) Employees, officers and Directors are prohibited from soliciting gifts, gratuities, or any other personal benefit or favour of any kind from suppliers or potential suppliers. Gifts include not only merchandise and products, but also personal services and tickets to sports or other events. The Company acknowledges, however, that as part of normal good business relationships, suppliers may offer tickets to sports and other events, meals and other forms of normal client development gifts or services. Employees, officers and Directors are prohibited from accepting gifts of money.

(ii) Employees, officers and Directors may accept unsolicited, non-monetary gifts provided:

(A) they are items of nominal intrinsic value;

(B) they are appropriate and customary client development gifts for the industry, and they may not reasonably be considered extravagant for such employee, officer or Director; or

(C) they are advertising and promotional materials, clearly marked with the company or brand names.

(iii) Any gift falling outside of the above guidelines must be reported to the CEO to determine whether it can be accepted.

(iv) In the transaction of some international business, it is lawful and customary for business leaders in some countries to give unsolicited gifts to employees, officers or Directors of the Company. These gifts can be of more than nominal value. Moreover, under the circumstances, returning the gifts or payment for them may constitute an affront to the giver. In such cases, the gift must be reported to the CEO, who may permit the retaining of the gifts.

(v) In all other instances where gifts cannot be returned or may adversely affect the Company’s continuing business relationships, the CEO must be notified. The CEO can require employees, officers and Directors to transfer ownership of such gifts to the Company.

(b) Entertainment

(i) Employees, officers and Directors shall not encourage or solicit entertainment from any individual or company with whom the Company does business. Entertainment includes, but is not limited to, activities such as dining, attending sporting or other special events, and travel.

(ii) From time to time employees, officers and Directors may accept unsolicited entertainment, but only under the following conditions:

(A) the entertainment occurs infrequently;

(B) it arises out of the ordinary course of business;

(C) it involves reasonable expenditures (the amounts involved should be ones employees, officers and Directors are accustomed to normally spending for their own business or personal entertainment); and

(D) the entertainment takes place in settings that also are reasonable, appropriate, and fitting to employees, officers and Directors, their hosts, and their business at hand.

Dealing with Public Officials

4.25 Domestic and foreign laws and regulations require the Company to be in contact with public officials on a wide variety of matters. Individuals and companies subject to this Code who make these contacts have special responsibilities for upholding the Company’s good name.

4.26 No individual or company subject to this Code shall make any form of payment, direct or indirect, to any public official as inducement to procuring or keeping business or having a law or regulation enacted, defeated, or violated. For additional guidance on such matters, individuals and companies subject to this Code should refer to any specific policies relating to bribery and corruption, as well as contact the CEO.

4.27 When not prohibited by law, employees, officers and Directors of the Company, as well as consultants, contractors and business partners of the Company when acting on behalf of the Company or with respect to Company business, are allowed to give to public officials gifts where the presentation and acceptance of gifts is an established custom and a normal business practice. All such gifts shall be of reasonable value and the presentation of any gifts having any material value must be approved by the CEO. Moreover, such gifts must be presented in a manner that clearly identifies the Company and the occasion that warrants the presentation.

4.28 On special occasions, senior officers of the Company give gifts of more than nominal value to public institutions and public bodies. Such gifts can commemorate special events or milestones in the Company’s history and must be approved by the CEO.

4.29 From time to time employees, officers and Directors of the Company, as well as consultants, contractors and business partners of the Company when acting on behalf of the Company or with respect to Company business, may entertain public officials, but only under the following conditions:

(a) it is legal and permitted by the entity represented by the official;

(b) the entertainment occurs infrequently;

(c) it arises out of the ordinary course of business;

(d) it does not involve lavish expenditures, considering the circumstances; and

(e) the settings and types of entertainment are reasonable, appropriate and fitting to the Company, its guests, and the business at hand.

4.30 Political Activities and Contributions

(a) Individuals and companies subject to the Code must make every effort to ensure that they do not leave the impression that they speak or act for the Company with respect to any political activities and contributions undertaken by them personally and not on behalf of the Company.

(b) The Company encourages its employees, officers and Directors to participate in political activities in their own time and at their sole expense. No corporate action, direct or indirect, will be allowed that infringes on the right of any employee individually to decide whether, to whom, and in what amount, they will make personal political contributions. The same is true of volunteer political donations of personal service or time, so long as it does not interfere with their work as employees, officers or Directors.

(c) No individuals or companies subject to the Code are permitted to use the Company’s funds, facilities, or other assets, to support, either directly or indirectly, any political candidates or political parties, without advance authorization, in writing, from the CEO. The policy of the Company is that officers, Directors and employees should not participate in political activities in countries of which they are not nationals. However, such persons, of course, are free to participate in political activities in countries of which they are nationals in their own time and at their own expense.

Equal Opportunity

4.31 The Company supports the principle that every individual must be accorded an equal opportunity to participate in the Company’s affairs and to develop their abilities to achieve their full potential within that system.

4.32 There shall be no discrimination against any employee or applicant because of race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical disability (unless demands of the position are prohibitive). All employees, officers and Directors will be treated with equality during their employment, without regard to their race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap, in all matters, including employment, upgrading, promotion, transfer, layoff, termination, rates of pay and selection for training and recruitment. The Company will maintain a work environment free of discriminatory practice of any kind.

4.33 No employee shall have any authority to engage in any action or course of conduct or to condone any action or course of conduct by any other person which shall in any manner, directly or indirectly, discriminate, or result in discrimination, in the course of employment, termination of employment, or any related matter where such discrimination is, directly or indirectly, based upon race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap.

Health, Safety and Environmental Protection

4.34 It is the Company’s policy to pay due regard to the health and safety of its employees, officers and Directors and others and to the state of the environment. There are national, sub-national and local workplace safety and environmental laws which through various governmental agencies regulate both physical safety of employees, officers and Directors and their exposure to conditions in the workplace. Should an employee, officer or Director be faced with an environmental health issue, or have a concern about workplace safety, they should contact the Corporate Social Responsibility Committee immediately.

4.35 Many countries and their regional and local governments now have complex legislation to protect the health and safety of employees, or the general public, and to prevent pollution and protect the environment. These laws often provide penalties both for the Corporate Social Responsibility Committee should always be consulted when necessary to understand or comply with such laws.

Work Environment

4.36 Employees, officers and Directors must treat each other with professional courtesy and respect at all times and specifically no one shall be subjected to unwelcome sexual advances, requests for sexual favours or other verbal or physical conduct which might be construed as sexual in nature. Such conduct may constitute sexual harassment under national, sub-national or local law and may be the basis for legal action against the offending employee and/or the Company.

4.37 Any employee who believes that they have been subjected to sexual harassment, should immediately advise their immediate supervisor and the CEO that there are reasonable grounds to believe that an incident of sexual harassment has occurred. The identity of the employees, officers or Directors involved will be kept strictly confidential and will not be revealed by the Company’s management without the employee’s permission. The alleged harassment will be thoroughly investigated and documented by the Company and appropriate action will be taken.

Financial Controls, Records And Report

4.38 The Company is committed to achieving compliance with all applicable laws and regulations, including accounting standards, accounting controls and audit practices. The Company’s internal controls and operating procedures are intended to detect and prevent or deter improper activities. However, even the best system of internal controls cannot provide absolute protection against irregularities. Intentional and unintentional violations of applicable laws, policies and procedures may occur. In those instances, the Company has a responsibility to investigate and report to appropriate parties any allegations of suspected improper activities and any actions taken to deal with these issues.

4.39 The Company’s financial records must reflect, in an accurate and complete and timely manner, in reasonable detail, every business transaction undertaken by the Company and must conform to all applicable laws and the Company’s system of internal controls.

4.40 All individuals and companies that are subject to the Code and that have who have control over the Company’s assets and transactions are responsible for establishing and or maintaining a system of internal controls in their area of responsibility designed to prevent unauthorized, unrecorded or inaccurately recorded transactions and permit the preparation of financial statements according to general accepting accounting principles.

4.41 As a public company, it is of critical importance that the Company’s filings with the appropriate regulatory authorities be accurate and timely. Depending on their position with the Company, an employee, officer or Director may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and Directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

4.42 The integrity of the Company’s record keeping systems will be respected at all times. Employees, officers and Directors are forbidden from using, authorizing, or condoning the use of “off-the-books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other devices that could be utilized to distort records or reports of the Company’s true operating results and financial condition or could otherwise result in the improper recordation of funds or transactions.

Use of Agents and Non-Employees, Officers and Directors

4.43 Agents or other non-employees cannot be used to circumvent the law. Employees, officers and Directors will not retain agents or other representatives to engage in practices that run contrary to this Code.

International Operations

4.44 Individuals and companies that are subject to the Code and that operate outside of Canada have a special responsibility to know and obey the laws and regulations of countries where they act on behalf of the Company. Customs vary throughout the world, but all such individuals and companies must diligently uphold the integrity of the Company in other nations.

Public Disclosure

4.45 Employees, officers and Directors will comply with the Disclosure Policy and Insider Trading Policy (the “Policies”). Employees, officers and Directors should review and become thoroughly familiar with the Policies and are encouraged to review the Policies throughout the year.

5. CONFIDENTIALITY AND NON-RETALIATION

5.1 Every effort will be made to ensure the confidentiality of concerns about suspected Code violations, any related investigations and the identity of those providing information to the extent consistent with the need to conduct an appropriate, fair and thorough investigation. Violations and complaints can be reported anonymously, providing that enough information about the incident or situation will allow a proper investigation.

5.2 Retaliation, in any form, against an individual who reports a violation of this Code, or who assists in the investigation of a reported violation, is itself a serious violation of this policy. Acts of retaliation should be reported immediately to an individual’s supervisor and the CEO.

6. WAIVERS OF THE CODE

6.1 From time to time the Company may waive certain provisions of this Code. The term “waiver” means the approval by the Company of a material departure from the provisions of the Code. Waivers may be granted by the CEO and shall be reported to the Audit Committee.

6.2 Any waivers of the Code for Directors and officers can only be made by the Board or the Audit Committee and will be disclosed to shareholders as required by applicable securities laws.

7. COMMITMENT

7.1 To demonstrate its determination and commitment, the Company asks each Director, officer and employee to review the Code periodically throughout the year and discuss with management any circumstances that may have arisen that could be an actual or potential violation of these ethical standards of conduct.

As previously noted, all Directors, officers and employees of the Company, and all applicable consultants, contractors and business partners of the Company, are required to acknowledge having read this Code. Such parties must sign the attached Receipt and Acknowledgment when it has been adopted or they are engaged, as the case may be, or when the Code is significantly revised. The Secretary (or a Co-Secretary, as the case may be) will circulate this Code of Ethics annually or ensure this has been done.

RECEIPT AND ACKNOWLEDGEMENT

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS
FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

(To be updated from time to time as appropriate.)

I ACKNOWLEDGE THAT I have read and considered the Foremost Lithium Resource & Technology LTD. Corporation Code of Business Conduct and Ethics (the “Code”). I understand the Code, my responsibility to follow the Code and the penalties for non-compliance. I am in full compliance with the Code and agree to conduct myself in accordance with the Code.

Signature

Print Name	Date

SCHEDULE “A”

FOREMOST LITHIUM RESOURCE & TECHNOLOGY

COMPLAINT PROCEDURES

1. REPORTABLE CONDUCT

Complaints and/or concerns reported (in each case a “Report”) under the Code of Business Conduct and Ethics (the “Code”) may be made on the following matters (“Reportable Matters”):

(a) questionable accounting, internal accounting controls and auditing matters, including the circumvention, or attempted circumvention, of internal accounting controls or with respect to matters that would otherwise constitute a violation of the Company’s accounting policies, which may include, but are not limited to, the following:

(b) fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

(c) fraud or deliberate error in the recording and maintaining of financial records of the Company;

(d) deficiencies in, or non-compliance with, the Company’s internal accounting controls;

(e) misrepresentation or a false statement to or by an officer, accountant or other person regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

(f) deviation from full and fair reporting of the Company’s financial condition and/or results of operation;

(g) potential or actual non-compliance with applicable legal and regulatory requirements;

(h) retaliation against employees who report on any Reportable Matter;

(i) a matter likely to receive media or other public attention;

(j) a matter that involves a significant threat to the health and safety of employees of the Company and/or the public;

(k) a matter that may be judged to be significant or sensitive for other reasons; or

(l) any other violation of the Code.

In addition to the above Reportable Matters, any employee who believes that he or she is being asked to commit a wrongdoing or who believes that a wrongdoing has been committed, may submit a good faith Report at any time.

2. MAKING A REPORT

(a) Any person, including any employee, acting in good faith and with reasonable grounds for believing an allegation in issue relates to a Reportable Matter, may make a Report. Reports should explain, in as much detail as possible, the alleged Reportable Matter and the reasons for belief that such Reportable Matter is occurring or has occurred.

(b) Employees should express any questions, concerns, suggestions or complaints they have with someone who can address them properly. Often, an individual’s supervisor is in the best position to address a particular concern.

(c) Where it is not possible for the employee to address a particular concern in consultation with his/her supervisor, the employee may submit a Report to the CEO or CEO designated under the Code. Reports may be sent via confidential e-mail to a CEO at his or her email address. Alternatively, Reports may be submitted by mail or in person to a CEO, at his or her postal address.

(d) Alternatively, a complaint regarding accounting, internal accounting control or audit related matters may be submitted to the Chair of the Audit Committee

(e) Employees or other persons wishing to submit a Report may do so on an anonymous basis. It must be understood that the source or nature of the Report, or the steps required to be taken to investigate the Report described under “Investigation of a Report”, may make it difficult or impossible to maintain the confidentiality of the identity of the reporting person.

3. INVESTIGATION OF A REPORT

Chief Executive Officer Procedures

(a) Following the receipt of any complaints submitted hereunder, the CEO shall investigate each matter so reported and shall report the results of such investigation to the Audit Committee.

(b) The CEO may enlist employees of the Company and/or outside legal, accounting or other advisors, as appropriate, to conduct any investigation of complaints he or she receives. In conducting any investigation, the CEO shall use reasonable efforts to protect the confidentiality and anonymity of the complainant.

(c) A quarterly summary of Reports received under investigation and resolved within the preceding quarter shall be reported to the Chair of the Audit Committee.

Audit Committee Procedures

(d) Following the receipt of any complaints submitted hereunder, the Audit Committee shall investigate each matter so reported and take corrective and disciplinary actions, if appropriate, which may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay or termination of employment.

(e) The Audit Committee may enlist employees of the Company and/or outside legal, accounting or other advisors, as appropriate, to conduct any investigation of complaints it receives. In conducting any investigation, the Audit Committee shall use reasonable efforts to protect the confidentiality and anonymity of the complainant.

Obligation to Cooperate

(f) All Directors, officers, Employees, consultants, contractors and agents of the Company have an obligation to cooperate and comply with any review or investigation initiated by the CEO or the Chair of the Audit Committee pursuant to this Code of Business Conduct and Ethics. If a Report indicates that illegal activity or a regulatory breach has occurred, a report may be made to the police or other law enforcement or regulatory agency, as appropriate.

4. REMEDIAL ACTION

At the conclusion of any review, assessment, investigation or evaluation of a Report that the Chair of the Audit Committee has determined was made in good faith and related to a Reportable Matter that did occur or was about to occur, the Audit Committee shall determine by majority vote what, if any, remedial action is appropriate. The Chair of the Audit Committee shall promptly inform the Board of Directors of such proposed remedial action in a written letter.

5. TREATMENT OF REPORTS

Confidentiality

(a) All Reports will be treated as confidential, whether received anonymously or otherwise. Reports are accessible only to those persons who have, in the judgement of the CEO, a need to know. Ordinarily, a need to know arises from an obligation to investigate or to take remedial or disciplinary action on the basis of the information. In particular, no person breaches confidentiality when sharing information about a Report in a manner required by this Code.

(b) Unless the Report has been made on an anonymous basis, the person who made the Report will be advised that the Report has been received and the CEO will report when the investigation has been completed and may, in the discretion of the CEO (in consultation with the Chair of the Audit Committee) advise the person who made the Report of the results of the investigation.

(c) The CEO, the Chair of the Audit Committee, the Committee and/or any persons involved in, or retained to assist in, an investigation of a Report shall take all reasonable steps to not reveal the identity of any person who reports a Reportable Matter anonymously, unless required to do so by law.

Protection of Whistleblowers

The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate, and shall not condone any retaliation by any person or group, directly or indirectly, against any Director, officer or employee who, in good faith:

(a) reported a Reportable Matter;

(b) lawfully provided information or assistance in an investigation regarding any conduct which the Director, officer or employee reasonably believes constitutes a violation of applicable securities laws or other applicable laws relating to fraud against security holders;

(c) filed, caused to be filed, testified, participated in or otherwise assisted in a proceeding related to a violation of applicable securities laws or other applicable laws relating to fraud against security holders;

(d) provided a law enforcement officer with truthful information regarding the commission or possible commission of a criminal offence or other breach of law; or

(e) provided assistance to the CEO, the Audit Committee, management or any other person or group in the investigation of a Report,

unless the individual reporting is one of the violators.

Any Director, officer or employee who retaliates against a person who has made a good faith Report about a Reportable Matter is subject to discipline up to and including dismissal.

Records Relating to Reports

Records pertaining to a Report about a Reportable Matter are the property of the Company and will be retained:

(a) for a period of no less than seven years;

(b) in compliance with applicable laws;

(c) subject to safeguards that ensure their confidentiality, and, when applicable, the anonymity of the person making the Report; and

(d) in such a manner as to maximize their usefulness to the overall compliance program of the Company.